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                                                                     Exhibit (n)


CONSENT OF Ernst & Young LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" and to the use of our report, dated December 15, 2004, on the statement of assets and liabilities and statement of operations of Pioneer Floating Rate Trust ("the Trust") as of December 8, 2004 under the caption "Financial Statements and Report of Independent Registered Public Accounting Firm" in the Statement of Additional Information in Pre-effective Amendment No. 2 to the Registration Statement (Form N-2, 1933 Act File No. 333-121930) of Pioneer Floating Rate Trust for the registration of its preferred shares.


                                                /s/ ERNST & YOUNG LLP


Boston, Massachusetts
March 17, 2005